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                                                                   Exhibit 10(a)

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                            THE WALT DISNEY COMPANY
                                      AND
                               MICHAEL D. EISNER

Pursuant to this Amended and Restated Employment Agreement (the "Agreement"), dated June 29, 2000, Michael D. Eisner ("Executive") and The Walt Disney Company, a Delaware corporation ("Company"), hereby amend and restate Executive's Employment Agreement with Company, dated January 8, 1997, as amended by letter agreements dated December 29, 1998 and as of December 21, 1999 (the "Old Agreement"), to read in its entirety as follows:

1.  Term

     The term of this Agreement shall commence on June 30, 2000 and shall terminate on September 30, 2006.

2.  Duties

     Executive shall be employed by Company as its Chairman and Chief Executive Officer. Executive shall report directly and solely to the Company's Board of Directors ("Board"). Executive shall devote his full time and best efforts to the Company. Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which Executive's director class comes up for election. Executive agrees to serve on the Board if elected.

3.  Salary

     Executive shall receive an annual base salary of $1,000,000. The Board, in its discretion, may increase the base salary based upon relevant circumstances.

4.  Bonus

     (a) Executive shall receive an annual incentive bonus hereunder subject to and pursuant to Company's Annual Bonus Performance Plan for Executive Officers (such plan, together with any successor plan of Company intended to comply with
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), being hereinafter referred to as the "Annual Bonus Performance Plan").
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     (b) Each incentive bonus (and any bonus payable pursuant to Section 4(c) or clause (ii) of Section 11 hereof) shall be payable (i) 30 days following the date Company's audited consolidated statement of income for the applicable fiscal year becomes available or (ii) on the January 15 following the end of that fiscal year, whichever is later (the "Bonus Payment Date").

     (c) Executive shall be entitled to receive the bonus provided for in
Section 4(a) above for each fiscal year during which he is employed hereunder and, in addition, to receive Post-Termination Bonuses (as defined below in this Section 4(c)) for the next twenty-four months following the fiscal year during which Executive's employment is terminated hereunder, except that said post-termination bonus coverage (i) shall only extend for twelve months after termination if Executive takes employment (other than as an independent producer) with another major entertainment company within twelve months of termination and (ii) shall not apply if this Agreement is terminated for good cause. The term "Post-Termination Bonuses" shall mean the bonuses payable in respect of the first and second twelve-month period of the twenty-four month period immediately following the fiscal year in which Executive's employment hereunder is terminated. The amount of the Post-Termination Bonus for each such twelve-month period shall be equal to the greater of (A) $6 million or (B) the average of the three highest annual bonus amounts paid (or payable) to Executive by Company in respect of the four fiscal years of Company ending immediately prior to the fiscal year in which termination occurs (including fiscal years, if any, for which the bonus amount paid is $0). All bonus payments pursuant to this Agreement shall be in cash.

5.  Stock Options

     (a) Effective as of the date of this Agreement, Executive holds stock options (the "Options") to purchase 24 million shares (the "Shares") of the common stock of Company, which Options were granted to him on September 30, 1996 under Company's 1995 Stock Incentive Plan (the "Plan") and related Rules Relating to Stock Options or Stock Appreciation Rights for Disney Common Stock (the "Rules") and which are evidenced by a Non-Qualified Stock Option Agreement dated as of September 30, 1996 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement (and the Old Agreement) the Options are comprised of an Option A, a Group 1 Option, a Group 2 Option and a Group 3 Option, in each case as defined in the Stock Option Agreement (and the Old Agreement), and the Group 1 Option, Group 2 Option and Group 3 Option are sometimes collectively referred to therein and herein as the "B Options." The terms and conditions of the Options relating to the vesting thereof are hereby amended, effective as of the date of this Agreement, as provided below in this Section 5(a).

          1. Option A (which is comprised in its entirety of 15 million Shares) shall become vested and exercisable (i) as to 3 million Shares on June 30, 2000, (ii) as to 6 million Shares on September 30, 2001, and (iii) as to 6 million Shares on September 30, 2002.

          2. The B Options shall become vested and exercisable in their entirety (i.e., as to the full 9 million Shares covered by the B Options)
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     on September 30, 2003.

     (b) Except as provided in Section 5(c) below and in Section 11 hereof, any Shares acquired upon exercise of the Options shall not be saleable, assignable or otherwise transferable

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by Executive (or by a permitted transferee under Section 5(c)) until the following dates: Option A - September 30, 2003; Group 1 Option - September 30, 2004; Group 2 Option - September 30, 2005; and Group 3 Option - September 30, 2006.

     (C) EXECUTIVE SHALL, WITH THE CONSENT OF THE EXECUTIVE PERFORMANCE SUBCOMMITTEE OF THE COMPENSATION COMMITTEE OF THE BOARD, BE PERMITTED (I) TO ASSIGN OR TRANSFER AT ANY TIME AFTER SEPTEMBER 30, 2001 A PORTION OF THE OPTIONS (NOT TO EXCEED 8 MILLION SHARES) TO THE EXTENT PERMITTED BY SECTION 9(B) OF THE PLAN RELATING TO FAMILY TRANSFERS (INCLUDING WITHOUT LIMITATION, TRANSFERS TO FAMILY LIMITED PARTNERSHIPS) AND (II) TO HAVE SHARES WITHHELD TO THE EXTENT NECESSARY TO SATISFY THE COMPANY'S MINIMUM STATUTORY TAX WITHHOLDING REQUIREMENTS RESULTING FROM THE EXERCISE OF OPTIONS OR, IF NO SHARES ARE SO WITHHELD, TO SELL AN EQUIVALENT NUMBER THEREOF.

     (D) EXECUTIVE AND COMPANY HAVE CONCURRENTLY ENTERED INTO AN AMENDMENT AND RESTATEMENT OF THE STOCK OPTION AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A (THE "AMENDED AND RESTATED STOCK OPTION AGREEMENT"), CONTAINING THE TERMS AND PROVISIONS GOVERNING THE OPTIONS, ALL OF WHICH TERMS COMPANY ACKNOWLEDGES AND AGREES ARE PERMITTED UNDER THE PLAN AND RULES AND ARE NOT SUPERSEDED BY ANY OTHER TERM OR PROVISION OF THE PLAN OR RULES.

     (e) Company shall us its best efforts to maintain the effectiveness of the registration of all shares issuable upon the exercise of any stock options previously granted to Executive by Company pursuant to the appropriate form of registration statement under the Securities Act of 1933.

     (f) Company shall, to the extent permitted by law, make loans to Executive in reasonable amounts on reasonable terms and conditions during his employment by Company to facilitate the exercise of the options granted to him as described above.

6.  Benefits

     Executive shall be entitled to receive all benefits generally made available to executives of Company. In addition, Company shall provide a death benefit to Executive's estate having an after-tax value of $3,000,000 in the event of Executive's death during the term hereof.

7.  Reimbursement for Expenses

     Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Company. Subject to Company's policy regarding the reimbursement of such expenses (which does not necessarily provide for reimbursement of all

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such expenses), Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

8.  Protection of Company's Interests

     (a) During the term of this Agreement Executive shall not directly or indirectly engage in competition with, or own any interest in any business which competes with, any business of Company or any of its subsidiaries; provided, however, that the provisions of this Section 8 shall not prohibit his ownership of not more than 5% of voting stock of any publicly held corporation.

     (b) Except for actions taken in the course of his employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of Company. Upon termination of his employment by Company, Executive shall return to the Company all such information which exists in written or other physical form and all copies thereof in his possession or under his control.

     (c) Company and its successors and assigns shall, in addition to Executive's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive's employment hereunder except with respect to any book or writing autobiographical in nature. Executive will, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title in or to any such material.

     (d) Executive shall not, either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following Executive's termination of employment hereunder for any reason, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of Company or any affiliated entity, either for Executive's own account or for any other person, firm or company, any person who is employed by Company or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of Company or any affiliated entity.

     (e) Executive recognizes that the services to be rendered by him hereunder are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages, and in the event of a breach of this Agreement by Executive, Company shall be entitled to equitable relief by way of injunction or any other legal or equitable remedies.

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9.  Termination by Company

     (a) Company shall have the right to terminate this Agreement under the following circumstances:

          (i)  Upon the death of Executive.

          (ii) Upon notice from Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for six consecutive months as determined in good faith by the Board.

          (iii) For good cause upon notice from Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall be limited to gross negligence or malfeasance by Executive in the performance of his duties under this Agreement (whether before or after a corporate sale or combination event identified in Section 10(ii) below) or the voluntary resignation by Executive as an employee of Company without the prior written consent of Company.

     (b) If this Agreement is terminated pursuant to Section 9(a) above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement and as further provided with respect to the Options in the Amended and Restated Stock Option Agreement.

     (c) If this Agreement is terminated pursuant to Section 9(a)(i) or (ii) hereof, Executive or his estate shall be entitled to receive a cash payment equal to the present value (based on Company's then current cost of borrowing as determined by Company's chief financial officer for the remainder of the term hereof) of his base salary for the balance of the term of this Agreement, payable within 30 days of the date of termination. Executive shall also be entitled to receive the bonus payment provided for in Section 4(a) hereof for the fiscal year in which the termination occurred plus the Post-Termination Bonuses provided for in Section 4(c) hereof for the twenty-four months following such fiscal year. Notwithstanding the foregoing, no such payments shall be made until such payment is no longer subject to Section 162(m) of the Code. All stock options granted to Executive shall also immediately vest upon such termination and remain exercisable until the earlier of the fifth anniversary of the date of such termination or the expiration of such options on the scheduled expiration dates set forth in the stock option agreements related thereto.

     (d) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter provided by Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by Company, the amounts paid to him by said insurance company shall be

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considered to be part of the payments to be made by Company to him pursuant to this Section 9, and shall not be in addition thereto.

10.  Termination by Executive

     Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Company given within 60 days following the occurrence of any of the following events, each of which shall constitute "good reason" for such termination:

          (i) Executive is not elected or retained as Chairman and Chief Executive Officer and a director of Company.

          (ii) Company acts to materially reduce Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that (a) Executive shall continue to have the same duties, responsibilities and authority with respect to Company's businesses as he has as of the date hereof and as Executive may have with respect to businesses added hereafter, including but not limited to, entertainment and recreation, broadcasting, cable, direct broadcast satellite, filmed entertainment, consumer products, music, the internet, parks and resorts, etc., (b) Executive shall report solely and directly to the board of directors (and not to the chief executive officer or chairman of the board of directors) of the entity (or to the individual) that acquires Company or its assets or, if there shall be an ultimate parent of such entity, then to the board of directors of such ultimate parent and (c) Executive shall be elected and retained as a member of the board of directors of such entity or ultimate parent (if there shall be one).

          (iii) Company acts to change the geographic location of the performance of Executive's duties from Los Angeles California metropolitan area.

11.  Consequences of Breach by Company

     If Executive's employment is terminated pursuant to Section 10 hereof, or if Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

          (i) Executive shall receive a cash payment equal to the present value (based on Company's then current cost of borrowing as determined by the chief financial officer of Company for the remainder of the term hereof) of Executive's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

          (ii) Executive shall be entitled to bonus payments as provided in
     Section 4 hereof for the remainder of the term hereof plus twenty-four months (or twelve months if clause (i) of the first sentence of Section
     4(c) is applicable), it being understood that the amount of the bonus payments for any fiscal years of Company ending on or before the scheduled termination date of this Agreement (i.e., September 30, 2006) and after the
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     date of termination shall not be determined pursuant to Section 4(a) hereof but shall instead be calculated in the same manner as is provided in
     Section 4(c) hereof for Post-Termination Bonuses in respect of the 24 months following such termination date. Notwithstanding any other term or provision hereof, any Post-Termination Bonus made hereunder to which this
     Section 11 is applicable (and any bonus calculated in the same manner as a Post-Termination Bonus as provided above) shall be made no earlier than thirty days following the date upon which such payment is no longer subject to Section 162(m) of the Code.

          (iii) Subject to Section 14 hereof, all stock options granted by Company to Executive under the Plan and/or Rules prior to the date hereof shall accelerate and become immediately exercisable and thereafter remain exercisable until the earlier of the fifth anniversary of the date of such termination or the scheduled expiration dates for such options set forth in the stock option agreements relating thereto, and all restrictions imposed by this Agreement and in the Stock Option Agreement as agreed to be amended pursuant to Section 5(d) hereof relating to the sale, assignment or other transfer of Shares acquired or to be acquired upon exercise of the Options shall immediately lapse.

12.  Post-Termination Consulting Services

     Upon expiration of this Agreement on September 30, 2006 (i.e., after the
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completion of the full term of service by Executive hereunder), Executive shall serve as a consultant to Company at a fee to be mutually agreed upon which shall be at least $1.00 per year plus continuation of the same benefits and/or perquisites provided to Executive during his term as Chief Executive Officer of Company, excluding, however, any items which would conflict with any laws, regulations and/or tax qualifications applicable to group health, pension and employee welfare plans of Company and, except as otherwise provided herein with respect to certain specified continuing obligations of Company to Executive, salary, bonuses and/or stock options. The consulting arrangement shall continue until notice is given as provided below following the earlier of: (i) acceptance by Executive of full-time employment with a third party, (ii) the rendering by Executive of any services to a competitor of Company or (iii) Executive's disability for a period of six months which shall render him substantially incapable of performing any consulting services for Company. If notice is given pursuant to clauses (i) and (ii) above, the consulting arrangement shall terminate three business days after the giving of such notice, and if such notice is given pursuant to clause (iii), such termination shall occur three months after the giving of such notice.

13.  Remedies

     Company recognizes that because of Executive's special talents, stature and opportunities in the entertainment industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on an entertainment company's results of operations, in the event of termination by Company hereunder (except under Section 9(a)), or in the event of termination by Executive under Section 10, before the end of the agreed term, Company and Executive acknowledge and agree that the provisions of this Agreement regarding further payments of base salary, bonuses and the

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exercisability of stock options constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

14.  Excise Tax Limit

     In the event that the vesting of the Options together with all other payments and the value of any benefit received or to be received by the Executive would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code, then the Executive's payment shall be either (A) the full payment or (B) such lesser amount that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the "Excise Tax"), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 14 shall be made by PricewaterhouseCoopers or any other nationally recognized accounting firm which is the Company's outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 14, Company and Executive hereby elect and agree to make all determination as to present value using 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of this Agreement. Company agrees to reimburse Executive (on an after-tax basis) for his reasonable legal and other professional expenses of pursuing any reasonable contest, claim or cause of action (including any claim of tax refund) on his own behalf that may arise (notwithstanding the application of the foregoing provisions of this Section 14) as a result of (i) the Internal Revenue Service seeking to impose an Excise Tax on Executive or (ii) Company (or any successor) withholding or seeking to withhold any Excise Tax from any payment or benefit to Executive without Executive's consent; provided, however, reimbursement will only be provided under this subsection (ii) if Executive prevails (excluding a settlement).

15.  Binding Agreement

     This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns and Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

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16.  Amendment; Waiver

     This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Company and supersedes, on and as of the date hereof, the Old Employment Agreement. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

17.  Governing Law

     (a) This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers and duties of the parties under this Agreement and of any arbitrator or arbitrators to whom any matter hereunder may be submitted for resolution by the parties hereto, as contemplated by and pursuant to Title 6, Section 2708 of the Delaware Code.

     (b) Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and by execution and delivery of this Agreement, Executive and Company irrevocably consent to the jurisdiction of those courts. Executive and Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which either may now or hereafter have to
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the bringing of any action or proceeding in such jurisdiction in respect of this
Agreement or any transaction related hereto. Executive and Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect of this Agreement.

     (c) The parties agree that this Agreement (together with any stock option agreements entered into between Company and Executive and any other documents or agreements specifically referred to herein) shall constitute the sole and conclusive basis for establishing Executive's compensation for all services provided by him hereunder.

18.  Notices

     All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

     If to Executive to:

     Michael D. Eisner

     Los Angeles, California 90024 and

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     If to Company, to:

     The Walt Disney Company
     500 South Buena Vista Street
     Burbank, California  91521

     Attn:  Senior Executive Vice President
            and Chief of Operations

or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given within 48 hours after being addressed as required herein and deposited, first-class postage prepaid, in the United States mail.

IN WITNESS WHEREOF, the parties have executed this Agreement this 29th day of June, 2000.

                                    THE WALT DISNEY COMPANY



___________________________         By:_____________________________
Michael D. Eisner                   Name:  Stanley P. Gold
                                    Title: Chairman of the Executive
                                           Performance Subcommittee

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